Exhibit 10.9

This Agreement is made on this 31th, August, 2011 at San Ramon, USA

BETWEEN

AZURE POWER US Inc, a company registered under the US Laws and having its office at 5546, Satinleaf Way, San Ramon, ca 94582 (hereafter referred to as the “Company” which expression shall mean and include the said company, its executors, assigns and successors-in-interest) of the First Part;

AND

Glen Minyard, residing at [Address] (expression shall be deemed to mean and include his nominees, assigns and successors) (hereinafter referred to as the “Employee”) of the Second Part.

WHEREAS:

A.	The Company is engaged with the business of providing Engineering and Procurement services for Solar Power projects and is also raising Project Finance for such projects,

B.	The Employee has represented to the Company that he has the requisite knowledge, expertise, experience and skill to render the services in relation to the requirements of such person under the terms of this Agreement.

C.	The Company has, based on the aforesaid representations made by the Employee, agreed to retain the services of the Employment for the consideration and subject to the terms and conditions herein contained.

In consideration for the mutual rights and obligations herein contained the parties agree as follows:

1.	Appointment

1.1.	The Employee shall, on the date of this Agreement, be designated as the Sr. Vice President-Design, Engineering (“Sr.Vice President”) of the Company. The Employee will directly report to the Company’s Chief Executive Officer (“CEO”) and his place of posting will be San Ramon, CA 94582. The working will generally be from the office only and this flexibility will be available in limited cases , as we are going to have a full-fledged team of people in the office. The Employee shall, while employed with the Company, render business and professional services in the performance of his duties consistent with the role of Sr. Vice President for the Company and as assigned to him by the CEO. As Sr. Vice President of the Company, he will work very closely with the project development and procurement teams to design world leading and largest PV power plants. Responsibilities include, not limited to:

•	Design and engineering of large scale (MW scale) solar power plants

•	Complete site assessment including shading analysis, PV Array Layouts

•	Complete electrical and mechanical designs for PV modules and mounting structures.

•	Component selection for the entire DC plant including cables, inverters and SCADA systems.

•	Evaluation of new technologies and optimization of electrical designs

•	Work with O&M team on optimization of new projects

•	Complete project planning

•	Participate in strategy discussions for various off grid and on grid business models

•	Working with policy makers, industry experts, professional associations and local, state and national leaders in the rapid and sustainable development of solar programs.

1.2.	The Employee devotes his entire time and attention and abilities to the Business of the Company. The Employee agrees to use his best efforts in the performance of his duties and responsibilities and shall perform all of his duties with due care, skill and diligence.

1.3.	The Employee shall not, from the date of this Agreement, hold any position or perform any role that is or shall be in conflict with his position as the Sr. Vice President of the Company. If the Employee is holding any other position in any company, firm or entity, whether in India or abroad, he shall bring the same to the notice of the Company immediately, and shall relinquish such position forthwith, if told by the Company to do so. The employee shall be permitted to hold the title of President of Minyard Solar Electric Inc. a California corporation as an electrical contracting business but will not be involved in any business dealings on behalf of that company with any Party during the continuity of this agreement. He will, however, have flexibility in supporting his existing customers in the above Company for projects already implemented and running, therein

1.4.	By executing this Agreement, the Employee agrees and covenants that he shall, at all times, be subject to and bound by the rules and regulations of the Company as may be in force from time to time or as may be brought to his notice by the Company. Further, the Employee shall ensure that during the term of this Agreement, he shall not commit any act or misconduct, or commit any acts subversive to the discipline of the Company, or otherwise misbehave in a manner that would be construed as being in violation of the rules and regulations of the Company for the time being in force.

2.	Term

2.1.	The term of the Employee’s employment with the Company shall commence from 1st, September, 2011.

Remuneration and benefits

2.2.	The Employee shall, for his services as Sr. Vice President of the Company, receive a remuneration amounting to USD 140,000 per annum (subject to applicable Tax deductions) along with other statutory and non-statutory benefits as decided by the Company from time to time and the said remuneration is payable on monthly basis.

2.3.	The Company may, in its sole discretion, provide the following benefits to the Employee:

2.3.1.	The Company shall arrange the Employee appropriate travel facility in accordance with the policies of the Company.

2.3.2.	The Company shall procure a travel health insurance policy for the Employee with a reasonable coverage.

2.3.3.	The Company shall provide the Employee a cell phone with an international coverage.

2.3.4.	The employee will be entitled to leaves during the year as per the policy of the Company.

2.3.5.	The employee will be entitled to a variable bonus pay of $ 20,000/- per annum, to be paid annually at the end of each year, based on his satisfactory performance during the year and as evaluated and agreed by the CEO.

2.3.6.	The employee is granted 1350 stock options in the parent Company, i.e in Azure Power India Pvt. Ltd.,

2.3.7.	On plane flights longer than 5 hours in one direction, the employee shall be entitled to fly business class with fare limits, as may be agreed by the company from time to time. The current limit is Rs.2.17 Lacs for a return ticket.

2.4.	During the Term, the Employee shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred by him (in accordance with the policies and procedures established from time to time by the Company) In performing services hereunder; provided that the Employee shall promptly and properly account therefore in accordance with the Company’s expense policy.

3.	Non Compete and Non Solicit

3.1.	The Employee hereby undertakes and ensures that all business opportunities known to him or made known to him at any time, with respect to and/ or connected with the Business of the Company are referred to the Board

3.2.	The Employee covenants and agrees that during the subsistence of this Agreement, he shall not, directly or indirectly attempt in any manner to solicit from any client/ customer, except on behalf of the Company, business of the type carried on by the Company or to persuade any person, firm or entity which is a client/ customer of the Company to cease doing business or to reduce the amount of business which any such client/ customer has customarily done or might propose doing with the Company whether or not the relationship between the Company and such client/ customer was originally established in whole or in part through his or its efforts.

3.3.	The Employee shall make full and true disclosure in writing to the Company of any direct or indirect interest or benefit that he/she has derived or is likely to derive through or in connection with any contractual arrangements, dealings, transactions or affairs of the Company, or any transactions which are likely to be detrimental to the Company.

3.4.	The Employee acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of his services for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, the Employee covenants and agrees that during the term of employment and during the for a period of Six months, the same as the notice period (this is different now than previous contract because it was limited to India). thereafter, the Employee shall not, directly or indirectly, enter into the employment of, tender consulting or other services to, acquire any interest in (whether for the Employee’s own account as an individual proprietor, or as a partner, associate, stockholder, officer, director, trustee or otherwise), or otherwise participate in any business that competes, directly, with the Company.

3.5.	During and for one year following termination of employment (i) the Employee may not solicit, encourage, or induce or attempt to solicit, encourage, or induce any (A) current employee, marketing agent, or consultant of the Company to terminate his or her employment, agency, or consultancy with the Company or any (B) prospective employee with whom the Company has had discussions or negotiations within six months prior to the Employee’s termination of employment not to establish a relationship with the Company, (ii) induce or attempt to induce any current customer to terminate its relationship with any of the Company or (iii) induce any potential customer with whom the Company has had discussions or negotiations within [six months] prior to the Employee’s termination of employment not to establish a relationship with the Company.

4.	Confidentiality

4.1.	The Employee recognizes that he is being hired in a position of trust and confidence with the Company and will in the course of his employment with the Company, be exposed to various items of secret and confidential information that are proprietary to the Company. The Employee acknowledges that the Company needs to protect such secret and confidential information, covenants to hold any such information in trust for the Company and undertakes not to disclose such information to any third party.

4.2.	The Employee represents that his performance of the terms of this Agreement and his employment with the Company does not and will not breach any agreement to keep in confidence information previously acquired by him in confidence from any third party. The Employee has not entered into, and agrees not to enter into, any agreement in conflict with this Agreement or which in any way prohibits his performance of or restricts his ability to perform his obligations under this Agreement. The Employee has not brought, and agrees he will not bring, with him to the Company for use in his employment with the Company any materials or documents of a former employer or any other person or entity for whom he has provided services (paid or unpaid) that are not generally available to the public unless he has obtained express written authorization from the former employer or other person or entity for whom he has provided such services for their possession and use.

5.	Intellectual Property

5.1.	The Employee acknowledges that ownership of, and all right, title, and interest in, all the trademarks, trade names, brand names, patents, designs, domain names and other intellectual property rights created by the Employee expressly for the Company (“Intellectual Properties”) shall vest in the Company.

5.2.	The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be a “work for hire” under the laws of any jurisdiction. In any event, the Employee hereby transfers and shall be deemed to have assigned in favour of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity as and when the same come into existence. The Employee shall assist and cooperate with the Company in perfecting the Company’s rights in the Intellectual Properties.

5.3.

The Employee shall not during the continuation of this Agreement or thereafter, divulge or make use of any trade secret or confidential information concerning the business of the Company or any of its dealings, transactions and affairs or any information concerning any of its suppliers, agents, distributors or customers which the Employee possesses or comes into possession while in the employment of the Company or which he may make or discover while in the service of the Company and the Employee shall also use his best endeavour to prevent any other person from doing so. All data, documents, plans, drawings, photographs, reports, statements, correspondence, etc. and technical information, know-how and instructions as well as business details or commercial policies that pass to the Employee or which come to the Employee’s knowledge shall be treated as confidential and the Employee shall be bound to keep secret all such confidential matters including papers and documents, computer floppies, CDs containing the same and shall not disclose, communicate, reproduce or distribute the same or copies thereof to anyone except in the course of the rightful discharge of his duties as the chief executive officer of the Company.

5.4.	The Employee represents and warrants that he/she will keep all Intellectual Properties created by the Employee expressly for the Company, in strict confidence and shall use the same only for the purpose of the business and benefit of the Company and for no other purpose, except with prior written consent of the Company.

5.5.	The Employee further represents and warrants that all the Intellectual Properties created by the Employee expressly for the Company are original, and that the Employee possesses all rights necessary to effectuate the transfer of the rights as contemplated above. Nothing contained herein shall apply in the event of any innocent infringement.

5.6.	The Employee shall forthwith communicate to the Company and transfer to it the exclusive benefits of all inventions, processes, improvements, and any other discoveries which the Employee may make or discover in the course of his association with the Company, relating to any trade or business of the Company and will give full information as to the exact mode of working and using the same and also all such explanations and instructions to the officers and workmen of the Company as may be necessary to enable them to work effectively and will at the expense of the Company furnish it with all necessary plans, drawing and models.

5.7.	The Employee expressly agrees that all Intellectual Properties created by the Employee expressly for the Company shall be under a contract of service. In consideration of his employment with the Company, the Employee hereby transfers and shall be deemed to have assigned in favour of the Company, all rights, title and interest in and to all the Intellectual Properties, together with the rights to sublicense or transfer any and all rights assigned hereunder to third parties, in perpetuity. The Employee agrees that such assignment shall be perpetual, worldwide and royalty free. The Employee agrees that notwithstanding the applicable US provisions in the matter, such assignment in so far as it relates to copyrightable material shall not lapse nor the rights transferred therein revert to the Employee, even if the Company does not exercise the rights under the assignment within a period of one year from the date of assignment. The Employee acknowledges and agrees that he shall waive any right to and shall not raise any objection or claims to the Copyright Board with respect to the assignment. The Employee shall assist and cooperate with the Company in perfecting the Company’s rights in the Intellectual Properties.

5.8.

The Employee shall, whenever requested so to do by the Company whether during or after the termination of his employment hereunder, at the cost of the Company execute and sign any and all applications, assignments and other instruments which the Company may deem necessary or advisable in order to obtain protection for the aforesaid improvements, inventions and discoveries in such countries as the Company may direct and to vest in the Company the whole, right, title and interest therein.

6.	Termination

6.1.	Notwithstanding anything contained in this Agreement, the Company shall be entitled to terminate this Agreement forthwith in the event of:

6.1.1.	any breach of integrity, act of dishonesty, embezzlement or any misconduct by the Employee or in case of breach of the terms, conditions or stipulations contained in this Agreement, by the Employee;

6.1.2.	the Employee’s willful refusal, or willful or negligent failure, to perform duties reasonably assigned by the Company after being provided notice by the Company and a reasonable opportunity to cure such breach in a manner satisfactory to the Company;

6.1.3.	the Employee being convicted of any criminal offence or committing fraud against, or the misappropriation of material property belonging to the Company;

6.1.4.	the Employee breaching in any material respect the terms of this Agreement, any organizational documents of the Company, or any other material agreement of the Company, and failing to cure such breach in a manner satisfactory to the Company within ten (10) days after receipt of notice by the Company;

6.1.5.	any material violation by the Employee of the Company’s policies prohibiting harassment of employees, any violation by the Employee of an engagement policy of the Company which results in material liability to the Company, or any act or omission which materially damages the Company’s business or assets; or

6.1.6.	any other action or inaction on the part of the Employee that would constitute adequate cause for termination pursuant to applicable law and regulations.

6.2.	The Company or the Employee upon rendering six months ‘prior notice or six months’ salary in lieu of the notice may terminate this Agreement. In case the final settlement is less than the amount due to the Employee, the Employee will have to pay the balance amount to the Company before exit of the Employee from the Company.

6.3.	The Employee shall hand over all documents and materials constituting the property of the Company, including any proprietary and confidential information, which may be in the possession of the Employee at the time of termination of this Agreement.

7.	Miscellaneous

7.1.	The waiver by either Party hereto of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by the waiving Party.

7.2.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States (This is a US company now, yes?.

7.3.	If any provision of this Agreement as applied to either Party or to any circumstances shall be adjudged by a Court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any of the other provisions of this Agreement or the validity or enforceability of this Agreement.

7.4.	The Employee acknowledges that damages for any breach of term of this Agreement may be difficult to determine and inadequate to remedy the harm which may be caused and, therefore, consents that this Agreement may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition to and not in place of any other remedies available at law or equity, including damages. Should any court or tribunal decline to enforce this Agreement on the basis that such provisions are overly restrictive of activities of the Employee as to time, scope or geography, such provisions shall be deemed to be modified to restrict the Employee’s activities to the maximum extent of time, scope and geography which such court or tribunal shall find enforceable, and such provisions shall be so enforced.

7.5.	Any claim for injunctive relief under this Agreement shall be instituted in any court of competent jurisdiction located San Ramon, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

By:	/s/ S.K. Gupta
Name:	S.K. Gupta
Title:	CEO

Azure Power US inc.

Employee

By:	/s/ Glen E. Minyard
Name:	Glen E. Minyard